Exhibit 99.1

Employers Holdings, Inc. Appoints Michael J. McColgan to Board of Directors
RENO, Nev. April 26, 2017 - Employers Holdings, Inc., (NYSE: EIG) today announced the appointment of Michael J. McColgan to its Board of Directors, effective July 1, 2017.
“We are very excited to welcome Mike McColgan to the Employers Board,” said Douglas D. Dirks, President and Chief Executive Officer of Employers Holdings, Inc. “Mike brings a wealth of experience and expertise in the insurance industry given his 38 years with PricewaterhouseCoopers, LLP. We will benefit from his perspective and experience, and look forward to his contributions.”
On June 30, 2017, Mr. McColgan, age 61, will retire as a partner with PricewaterhouseCoopers, LLP (“PwC”). During his 38 year career with PwC, including 27 years as a partner, Mr. McColgan served as regional assurance leader for the east region, managing partner for several areas of practice, and as the global engagement partner for several of PwC’s largest insurance company clients. Mr. McColgan received a bachelor’s degree in accounting from Villanova University and is a certified public accountant, licensed in 12 states.
About Employers Holdings, Inc.
Employers Holdings, Inc. (NYSE:EIG) is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 36 states and the District of Columbia. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.
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Employers Holdings, Inc.

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